Exhibit 10.39

Summary of Director Compensation

Directors who are not employees of eLoyalty or any of its subsidiaries (“non-employee directors”) receive $750 for their attendance at each meeting of the Board of Directors, $1,000 per Audit Committee meeting attended and $250 for each Compensation Committee meeting (each of which generally is held in tandem with a meeting of the Board of Directors). If any Compensation Committee meetings are held apart from a Board of Directors meeting, then each Compensation Committee member receives $500 per meeting attended. The Company also reimburses directors for their travel-related expenses incurred in attending meetings of the Board of Directors and its committees however, eLoyalty has adopted the practice of holding its Board meetings by video conference, thereby minimizing the need to reimburse for these expenses.

In addition to meeting attendance fees, Non-Employee Directors are eligible to receive automatic grants of stock options under the 1999 Plan, which provides for each Non-Employee Director to receive: (i) an option to purchase 50,000 shares of Common Stock upon commencement of service as a director (an “Initial Grant”); and (ii) an option to purchase 5,000 shares of Common Stock on the day after each annual meeting of stockholders during which such service continues (an “Annual Grant”). Stock options granted to Non-Employee Directors have an exercise price per share equal to the fair market value of a share of Common Stock on the grant date and a maximum term of ten years. Vesting occurs ratably over a period of 48 months from the end of the month following the grant date with respect to each Initial Grant. Traditionally, vesting for each Annual Grant occurred over 12 months from the end of the month following the grant date with respect to each Annual Grant. For each Annual Grant made in 2009, however, vesting occurred evenly over 48 months, commencing with a vesting of 25% of such Annual Grant on May 31, 2010 and 6.25% of such Annual Grant on each quarterly vesting date thereafter; this vesting schedule will be applied to all future Annual Grants as well.

In addition, at its February 2009 meeting, as ratified by Unanimous Written Consent, the Board agreed to an additional grant of stock options under the 1999 Plan. Each Non-Employee Director received an option to purchase 50,000 shares of eLoyalty Common Stock. These stock options have an exercise price per share equal to the fair market value of a share of eLoyalty Common Stock on the grant date, which was February 18, 2009, and a maximum term of ten years, pursuant to the 1999 Plan. Vesting occurs ratably over a period of 16 quarters, with the first quarterly vesting having occurred on February 28, 2009.